Exhibit 10.24

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT (INDICATED BY “[***]”) BECAUSE
ILEARNINGENGINES, INC. HAS DETERMINED SUCH INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE
COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Date: 15th September 2022

ILE/HR/2022/0105

Employment Offer: Senior Vice President – Technology & Products

Dear Mr. Ramakrishnan Arackal Parameswaran,

We are pleased to offer you the position of ’Senior Vice President – Technology & Products’ for our organization. Your employment with us will be subject to the following terms and conditions:

1.	Date of Appointment: Your appointment will be effective from the date of joining which shall be on or before the 1st of January 2023. If you do not join by such date, this appointment offer will stand automatically withdrawn, unless otherwise intimated in writing by the Company.

2.	Duties & Responsibilities: You shall have overall responsibility for all ‘Product Development’ functions, across all divisions / branches of the Company. For the duration of your employment, you shall undertake such duties and responsibilities, which the Management may assign you from time to time. You shall devote the whole of your time and attention during the Company’s business hours to the discharge of your duties and responsibilities hereunder. You shall not be engaged in any other full-time or part-time job either as an employee or in any other capacity without the prior written consent of the Company.

3.	Compensation & Benefits: Your compensation terms are mentioned in detail in Annexure 1. Compensation is personal and confidential. You are advised to refrain from sharing or disclosing the details of your compensation terms to anyone, including your colleagues at ILearningEngines.

4.	Documents required for processing employment visa:

●	Clear photocopy of your passport with minimum validity of six months along with your family details page.

●	Passport size color photographs against white background (15 Numbers)

●	Degree certificate duly attested by the UAE Embassy in your home country & Ministry of Foreign Affairs in the UAE.

●	Cancellation papers of previous employment / residence visa in the UAE, if applicable.

5.	Duration of contract:

You will be on a limited contract, as per the UAE labor law.

6.	Working Hours:

Your working hours per week would be as laid out in the Company policy.

You may also be required to work for hours/days in addition to the above, for the Company to meet local or operating requirements, subject to any provision, in any applicable collective agreement or requirement of local laws in the United Arab Emirates.

7.	Reporting Authority:

Upon joining the Organization, you shall report to the ‘President & Chief Business Officer’ for all activities related to your responsibilities. This may change from time to time, based on business requirements and as intimated to you by the Company, with prior notice.

8.	Annual Leave:

After completion of one year of continuous service, you will be entitled to an annual paid leave of twenty two (22) working days.

9.	Gratuity:

You will be entitled to Gratuity as per the U.A.E. Labour law.

10.	Group life and medical insurance scheme:

You will be covered under the Company’s Group Life and Medical Insurance Scheme, once confirmed in the services of the Company. The premium payment for this insurance cover shall be borne by the Company.

11.	Place of posting:

Your place of posting shall be at any of the Company’s branches / divisions within U.A.E. You shall report for all official purposes to our office in G04, Building 9, at Dubai Internet City, Dubai during the Company’s business hours.

However, your services are transferable to any other place or office of the Company or to any subsidiary or associate company, within the U.A.E., whether existing or still to be formed. Such transfer/deputation will be in accordance with the business requirements at the time of transfer. Such transfer shall be dealt with according to the Company’s Policies and Procedures and the UAE Labour Law.

12.	Travel:

You will be required to travel to various overseas destinations, for short as well as medium term durations, for work assigned by the company, as and when required. Expenses of your business travel along with boarding and lodging will be borne by the company in line with the travel policy of the company.

13.	Intellectual Property Rights:

All intellectual property rights in, for the full term of such rights, in any “work” or in any other matter including but not limited to designs, formulae, algorithms, documents, computer software and databases or papers, of any type (including all improvements) conceived, created, made fully or in part (whether or not during regular office / business hours) by you during your period of employment with the company, shall stand automatically vested in and be the sole and exclusive property of the company and shall be disclosed in writing, promptly to the company. You shall also, at the cost of the company, execute and register all documents required statutorily or otherwise by the company, to further confirm the above ownership rights in favour of the company or its assignees. If you conceive/invent/discover/improve on, any new or advanced or current methods of improving processes/formulae/systems in relation to the operation of the Company or its affiliates or customers, such developments, discoveries, or inventions will be fully communicated to the Company and will be the sole right/property of the Company.

14.	Confidentiality:

For the duration of this Agreement and at all times thereafter, you shall not, except as authorized by the Company in writing, disclose to any person, firm or Company any information relating to the business practices, dealings and affairs, and finances of the Company or any of its related or associated Companies, or as to any other matters which may come to your knowledge in the course of your employment, and you shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or any of its related or associated companies. This restriction shall cease to apply to information, which may have entered into the public domain other than as a result of your breach of this Agreement.

Violations of the above shall be considered a serious breach of discipline and will be subject to disciplinary proceedings, up to and including dismissal, and subsequent legal action where deemed necessary. Upon joining, you are required to enter into a separate Non-Disclosure Agreement, to effect non-disclosure of confidential information and intellectual property.

15.	Disciplinary Actions: You shall, at any time, be liable for the disciplinary actions including warning, suspension, discharge and dismissal for unsatisfactory performance, causing damage/financial loss to the company, or any of the company assets, committing breach of this agreement or any other service conditions or misconduct such as irregular attendance, unauthorized absence, misbehaviour, theft, misappropriation, fraud, dishonesty, immorality, conviction, falsification of documents / records or information given in your resume/application for securing job in the company or any undesirable acts which in the opinion of the company is prejudicial and detrimental to the interest of the company. Pending disciplinary action, you may be suspended from service.

16.	Company Properties:

You will be provided with the necessary company records, documents and properties as may be required in the conduct of your responsibility. You agree to immediately surrender to the Company, if requested during your employment period, and at termination thereof, whether or not requested, all such records, documents and properties.

17.	Company Transactions:

All company financial transactions are subject to management approval. You agree not to enter into such transactions, contracts, without the express authorization of the Management.

18.	Non-solicitation:

For the duration of this Agreement and for a period of two (2) years thereafter, you shall not solicit the services of, or endeavour to encourage any person who is a director, officer, employee, or consultant of the Company or any of its related or associated companies, to leave the employment of the Company or of its related or associated companies.

19.	Non-competition:

According to the UAE Labor Law and the Company policies, during your employment period, you shall not be involved in any similar, and/or competitive business. Additionally, you are not allowed to undertake any part-time work (whether paid or unpaid) with any other person or organization during the period of your service with the Company.

Upon separation from the Company (either resignation or termination under Article 120), you shall not join a competitive business / Organization for a period of two (2) years from your date of relieving. Violation of the above shall be considered as a breach of the ‘Non-compete’ clause and lead to legal action, as deemed appropriate.

20.	Termination / Resignation:

a.	During Probation period – Employee is required to give 14 days’ notice to withdraw or terminate the employment agreement if exiting the UAE and 30 days’ notice in case the employee decides to accept an employment opportunity from another employer within the UAE.

b.	During Probation Period – Employer is required to serve 14 days’ notice to the employee to terminate the employment agreement.

c.	After Probation Period – Either party is required to give written notice (provided that the notice period is not less than 30 days and not in excess of 90 days) to withdraw or terminate the employment agreement. The parties may agree to waive the notice period or reduce the Notice Period, provided that the Employee reserves all his entitlements due for the Notice Period agreed upon in the Employment Contract.

d.	If you are entitled to receive an End of Service Benefit, this payment will be made in accordance with the UAE Labour Law.

For Voluntary severance of employment, the employee shall be responsible for his airfare to his country of origin. Airfare expense shall be borne by the employer for company-initiated separation and / or contract completion.

The Company shall be entitled to terminate your employment forthwith without notice and without any compensation in any of the following cases:

1.	If the Worker assume false identity or submits false certificates or documents.

2.	If the worker commits an error resulting in gross material losses to the Employer, or deliberately cause harm to the property of the Employer, and admits the same, provided that the Employer notifies the Ministry of the incident within (7) seven working days of being aware of the occurrence thereof.

3.	If the Worker violates the bylaws of the Establishment in relation to Work and Workers Safety or the Workplace, provided that such instructions are in writing and posted in a visible place, and the Worker has been advised thereof.

4.	If the Worker fails to perform his main duties in accordance with the Employment Contract and fails to remedy such failure despite a written investigation with him on the matter and two warnings that he will be dismissed in case of recidivism.

5.	If the worker divulges the business secrets in relation to industrial or intellectual property, which results in losses to the Employer or loss of opportunity or a personal benefit for the Worker.

6.	If the Worker is found during the working hours in a state of drunkenness or under the influence of a narcotic or psychotic substance or commits any act against morals at the Workplace.

7.	If the Worker commits a verbal, physical or other form of assault punishable by legislation in force in the UAE against the Employer, the responsible manager, his supervisor or coworker.

8.	If the Worker absents from Work without legal cause or justification acceptable to the Employer for more than (20) twenty interrupted days in a year, or more than (7) seven consecutive days.

9.	If the Worker abuses his position with the aim to obtain personal gains and profits.

10.	If the Worker joins another Establishment without complying with the controls and procedures prescribed in this regard.

21.	Conditions of Offer of Employment:

This offer of employment is subject to all the following conditions being satisfied:

a.	This offer of employment is subject to the approval of the local Labour and Immigration authorities.

b.	The offer being accepted by you in writing.

c.	You owe no other duty to a former employer which will restrict or prevent you from performing your duties of employment with the Company.

d.	You are legally entitled to work in the United Arab Emirates.

e.	In case of a breach of contract by you, you will be liable for all the immigration, administrative/legal costs, and loss of business, arising due to such breach of contract.

f.	We are obtaining a valid Entry Permit for you. For the resident visa application, you shall be subject to a medical examination by the UAE Ministry of Labour. It is only upon their clearance that your visa would be released.

g.	Should a health issue be discovered from the medical results for which your visa issuance is refused, you shall bear the airfare cost back to your country of origin.

22.	Your employment with the Company shall be governed by such other terms and conditions set out in the Company Employment rules and that of UAE Labour Law. The Company Employment rules may be varied, supplemented, or amended by the Company at any time and from time to time as the Company shall deem fit. In the event of any contradiction or inconsistency between the provisions in this Agreement, and the provisions in the Company Employment Rules, the provision, which is imposed later in time, shall prevail.

If you agree to all the above terms and conditions, please sign all the pages of the enclosed duplicate copy of this letter, indicating your acceptance of all the terms and conditions stated in this letter.

We take great pleasure in welcoming you to our organization and sincerely hope that your period of service with us will be long, pleasant, and mutually beneficial.

/s/ Balakrishnan Parameswaran
Balakrishnan Parameswaran
President & Chief Business Officer

I, Ramakrishnan Arackal Parameswaran, holder of Indian Passport Number [***] hereby agree and confirm that the above terms and conditions of employment are acceptable to me, and I shall abide by the prevailing terms and conditions.

/s/ Ramakrishnan Arackal Parameswaran
Signature / Date

Annexure 1

Ref:	ILE/HR/2022/0105
Date:	15/09/2022

Name	:	Ramakrishnan Arackal Parameswaran
Designation	:	Senior Vice President – Technology &
Products Effective Date	:	1st January 2023

Component	Annual	Monthly
Basic Salary (in USD)	USD 96,000	USD 8,000
Medical Allowance	In line with Company policy
Leave Travel Allowance	In line with Company policy
Annual Benefits	In line with Company policy

**	All iLE Employees are eligible for Group Medical Insurance.

***	All details regarding compensation are confidential. Any discussion or disclosure of your compensation with anyone other than the Management Team will be considered as a breach of agreement by you.

/s/ Balakrishnan Parameswaran
Balakrishnan Parameswaran
President & Chief Business Officer